Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact	Media Contact (UK):	Investors & Analysts Contact:
Jon Harmon - +1 630.815.6586	Nicola Hunt +44 (0)7976 934342	Julie Creed - +1 312.496.1774
jharmon@heidrick.com	nicola@nhpr.com	jcreed@heidrick.com

Heidrick & Struggles Acquires Distinguished London-based JCA Group

JCA Group has premium reputation in Boardrooms; will serve as catalyst for growth in premium,

senior-level executive search and advisory services for Heidrick & Struggles in UK

CHICAGO and LONDON, August 4, 2016 — Heidrick & Struggles (Nasdaq: HSII), a premier provider of executive search, leadership consulting and culture shaping worldwide, announced today that it has acquired JCA Group, a London-based executive search advisory firm.

JCA Group is led by Founding Partners Jan Hall and Emma Fallon, and has 40 employees, including eight partners.

“JCA Group is the preeminent Board and CEO recruiting boutique in the UK with an outstanding reputation as a senior talent and leadership advisor— especially among the FTSE 100 and 250,” said Tracy R. Wolstencroft, Heidrick & Struggles’ President and Chief Executive Officer. “This acquisition further accelerates the growth of our global business and immediately enhances our brand in the boardrooms and C-suites across the UK.”

“Jan is a dynamic leader who has surrounded herself with the most diverse and talented consultant team in the UK,” Wolstencroft said. “She has instilled a client focus within the JCA Group that is highly consultative and advisory, and a culture that is open, collaborative and very team-oriented.”

Hall becomes Chairman in the UK for the newly combined Heidrick & Struggles/JCA Group. In this capacity, she will lead the CEO & Board Practice in the UK and serve as co-head of the firm’s CEO & Board Practice in Europe, with Sylvain Dhenin.

“All the JCA Partners are thrilled with this opportunity to continue to pursue our passion of serving clients in the Boardroom while expanding our market impact as part of the global Heidrick & Struggles platform,” Hall said. “We look forward to bringing a broader suite of leadership consulting and culture shaping services to our existing clients, while also serving new clients as they seek transformational leaders in these complex and uncertain times.”

The United Kingdom is second only to the United States as a market for executive search globally, according to 2015 data collected by the Association of Executive Search Consultants. Heidrick & Struggles expects demand in the UK for the most senior levels of executive search—Board directors and C-suite executives—to remain strong, despite the recent vote by the UK to leave the European Union. “In uncertain operating environments, the need for senior leadership is greater than ever,” said Wolstencroft.

JCA Group has been a leader in addressing gender disparity among Boards, as a policy advocate and in placing women on Boards in both non-executive and executive roles. One in three of JCA Group’s recent appointments to FTSE 100 and FTSE 250 Boards have been female.

About Heidrick & Struggles:

Heidrick & Struggles (Nasdaq: HSII) serves the executive talent and leadership needs of the world’s top organizations as a premier provider of leadership consulting, culture shaping and senior-level executive search services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm serves as a trusted advisor, providing integrated leadership solutions and helping its clients change the world, one leadership team at a time. www.heidrick.com

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